                                                                    EXHIBIT 99.1

                                 [TRUSERV LOGO]

                                EARNINGS RELEASE


                                                  For more information, contact:
                                                  Shelley Hughes
                                                  TruServ Corporation
                                                  (773) 695-5258


                         TRUSERV REPORTS AUGUST EARNINGS
                 CO-OP REPORTS PROFIT FOR EIGHTH MONTH IN A ROW


         CHICAGO, SEPT. 12, 2002 - TruServ Corporation reported today year-to-date net margin of $19.0 million versus a net loss of $15.6 million for the same period a year ago--a profit improvement of $34.6 million on year-to-date revenue of $1.5 billion versus $1.8 billion for the same period a year ago. Approximately $87.8 million of the year-to-date sales decline reflects the effect of the prior divestitures of the lumber business and the Canadian business.

         TruServ also reported net margin of $0.3 million for the month ended Aug. 24, 2002 compared to a net loss of $1.9 million for the same period a year ago. This is the eighth consecutive month of profit for the co-op. The co-op reported revenue of $151.7 million for the month compared to $187.2 million for the same period a year ago.

         President and Chief Executive Officer Pamela Forbes Lieberman said, "Historically, August is the lowest sales volume month of the year for the co-op. This year was no exception, however, because of our cost reduction initiatives, we still generated a modest profit in the month. We have reduced our year-to-date labor and facility costs by approximately $23.1 million compared to the same time period last year."

         The co-op reported total debt of $369.1 million and senior debt of $286.3 million at the end of August, down $159.5 million and $106.7 million, respectively, from the same period a year ago.

          "We are continuing to pay down debt at a rapid rate," said Forbes Lieberman. "The co-op has come a long way in improving its leverage from August of 1998 when total debt reached a high point of $904 million."

         TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.6 billion in 2001. The TruServ cooperative includes approximately 6,700 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

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